InvenTrust Properties

Essential **Retail**. Smart **Locations**.®

IVT LISTED NYSE

NEWS RELEASE

CONTACT:
Dan Lombardo
Vice President of Investor Relations
630-570-0605
dan.lombardo@inventrustproperties.com

InvenTrust Properties Corp. Appoints Smita N. Shah to the Board of Directors

DOWNERS GROVE, Ill – October 12, 2022 – InvenTrust Properties Corp. ("InvenTrust" "IVT" or the "Company") (NYSE: IVT) announced, effective immediately, the appointment of Smita N. Shah to the InvenTrust Board of Directors. Ms. Shah currently serves as President and CEO of SPAAN Tech, Inc., a Chicago-based public and private economic development firm, which she founded. Ms. Shah brings considerable business and management experience to the InvenTrust Board as well as a unique insight to governmental civic and environmental programs. Ms. Shah will join the Board as an independent director and a member of the Audit Committee.

"Smita's appointment furthers InvenTrust's commitment to finding high-caliber professionals across all levels of the Company, while enhancing our governance and management oversight efforts," said Paula J. Saban, Chairperson of the Board of InvenTrust. "Smita brings a new perspective as well as an impressive array of leadership and civic service to our company. I look forward to working with her in our goal to maximize shareholder value."

Ms. Shah commented, "I am excited and honored to join the InvenTrust Board. In just one short year as a publicly traded company, InvenTrust has differentiated themselves through its dedication to a focused Sun Belt, grocery-anchored portfolio. This strategy and InvenTrust's strong balance sheet have positioned InvenTrust to produce strong results despite potential volatility in the markets. I look forward to sharing my experience and insights to contribute to the Company's future success."

Ms. Shah serves on several civic boards and commissions, including Commissioner for the White House Advisory Commission on Asian Americans, Native Hawaiians, and Pacific Islanders, Co– Chairperson the Council of Regents for Loyola University of Chicago, and Member of the M.I.T. Corporation Visiting Committee for Civil and Environmental Engineering. Additionally, she serves as Co- Chair of YPO Chicago and on the Board of MacLean-Fogg Companies as a member of the Finance and Audit Committee. She

NEWS RELEASE   received a B.S. from Northwestern University, an M.S. from MIT, and a Postgraduate Certificate in Management Studies from Oxford University. Daniel (DJ) Busch, President and CEO of InvenTrust added, “Smita’s understanding of complex, global infrastructure and environmental solutions will provide invaluable vision to the InvenTrust team as we continue to execute on our portfolio and investment strategy.” About InvenTrust Properties Corp. InvenTrust Properties Corp. (“we,” the “Company,” “our,” “us,” "IVT" or "InvenTrust") is a premier Sun Belt, multi-tenant essential retail REIT that owns, leases, redevelops, acquires and manages grocery anchored neighborhood and community centers as well as high-quality power centers that often have a grocery component. We pursue our business strategy by acquiring retail properties in Sun Belt markets, opportunistically disposing of retail properties, maintaining a flexible capital structure, and enhancing environmental, social and governance (ESG) practices and standards. A trusted, local operator bringing real estate expertise to its tenant relationships, IVT has built a strong reputation with market participants across its portfolio. IVT is committed to leadership in ESG practices and has been a Global Real Estate Sustainability Benchmark (“GRESB”) member since 2013. As of June 30, 2022, the Company is an owner and manager of 62 retail properties, representing 10.5 million square feet of retail space. For more information, please visit www.inventrustproperties.com. Availability of Information on InvenTrust Properties Corp.'s Website and Social Media Channels Investors and others should note that InvenTrust routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission filings, press releases, public conference calls, webcasts and the InvenTrust investor relations website. The Company uses these channels as well as social media channels (e.g., the InvenTrust Twitter account (twitter.com/inventrustprop); and the InvenTrust LinkedIn account (linkedin.com/company/inventrustproperties) as a means of disclosing information about the Company's business to our colleagues, investors, and the public. While not all of the information that the Company posts to the InvenTrust investor relations website or on the Company’s social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in InvenTrust to review the information that it shares on www.inventrustproperties.com/investor-relations and on the Company’s social media channels.